UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	74-2897368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913
 (Address of Principal Executive Offices)

NEOGENOMICS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Robert P. Gasparini
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913
239.768.0600
 (Name, address, and telephone number of agent for service)

With copies to:

Clayton E. Parker, Esq. Mark E. Fleisher, Esq. K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, Florida 33131 Telephone: 305.539.3300 Facsimile: 305.358.7095

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering	aggregate	Amount of
Title of securities	To be	price per	offering	registration
to be registered	Registered (1)	share (2)	pice (2)	fee (2)
Common Stock, $0.001 par value	2,656,110	$1.35	$3,585,749	$201
Total	2,656,110	$1.35	$3,585,749	$201

(1)
The NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) authorizes the issuance of a maximum of 6,500,000 shares of common stock, par value $.001 per share (“Common Stock”), of NeoGenomics, Inc. (the “Company”). This Registration Statement registers 2,656,110 shares of Common Stock of the Company for issuance pursuant to the Plan, in addition to the 1,594,065 shares registered under the Plan on a registration statement on Form S-8 (File No. 333-139484) filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2006 and the 2,249,825 shares registered under the Plan on a registration statement on Form S-8 (File No. 333-125994) filed with the SEC on June 21, 2005.   This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.  The proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of shares of the Company’s Common Stock as reported on the Over-The-Counter Bulletin Board on June 3, 2009.

PART I

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the SEC and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)	The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on April 14, 2009;

(b)	The Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 14, 2009;

(c)	The Current Report of the Company on Form 8-K filed with the SEC on March 20, 2009; and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Any Current Report on Form 8-K that is furnished to the SEC but not filed with the SEC is not deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock of which 33,066,059 shares were issued and outstanding as of May 26, 2009.

The securities being offered hereby are Common Stock. The outstanding shares of Common Stock are fully paid and non-assessable. The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders.  Shares of the Company’s Common Stock do not have cumulative voting rights, which means that the holders of more than fifty percent of such shares voting for the election of directors can elect one hundred percent of the directors if they choose to do so. The Common Stock does not have preemptive rights, meaning that the common stockholders’ ownership interest in the Company would be diluted if additional shares of Common Stock are subsequently issued and the existing stockholders are not granted the right, at the discretion of the Company’s Board of Directors, to maintain their ownership interest in the Company.

Upon  liquidation, dissolution or winding-up of the Company, the Company’s assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of Common Stock. The holders of Common Stock do not have preemptive or conversion rights to subscribe for any of the Company’s securities and have no right to require the Company to redeem or purchase their shares.  The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by the Company’s Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  Preferred Stock may be issued from time to time in one or more series. The Company’s Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding and which the Company may be obligated to issue under options, warrants or other contractual commitments. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  As of May 26, 2009, no such shares have been designated.

Warrants

As of May 26, 2009, warrants to purchase 6,512,755  shares of our common stock were outstanding.  The exercise prices of these warrants range from $0.26 to $1.50 per share.

Options

As of May 26, 2009, options to purchase 4,903,084 shares of our common stock were outstanding.  The exercise prices of these options range from $0.16 to $1.82 per share.

Transfer Agent

The Company’s transfer agent is Standard Registrar & Transfer Company located at 12528 South 1840 East Draper, Utah, 84020.  The transfer agent’s telephone number is (801) 571-8844.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however such indemnification shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Bylaws also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against costs incurred by such person in connection with the defense or settlement of such action or suit. Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (1)

5.1	Opinion of Burton, Bartlett & Glogovac

23.1	Consent of Kingery & Crouse, P.A.

23.2	Consent of Burton, Bartlett & Glogovac (contained in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

(1) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2009.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv) Any other communication that is an offer in the offering made by the Company to the purchaser.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Myers, Florida, on June 4, 2009.

NeoGenomics, Inc.

Date: June 4, 2009	By:	/s/ Robert P. Gasparini
Robert P. Gasparini
President and Chief Science Officer

We, the undersigned directors and officers of Neogenomics, Inc., do hereby constitute and appoint Robert P. Gasparini and Steven C. Jones, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Neogenomics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signatures	Title	Date

/s/ Douglas M. VanOort	Chairman of the Board, Executive Chairman	June 4, 2009
Douglas M. VanOort	and Interim Chief Executive Officer

/s/ Robert P. Gasparini	President, Chief Science Officer and Director	June 4, 2009
Robert P. Gasparini	(Principal Executive Officer)

/s/ Steven C. Jones	Acting Principal Financial Officer and Director	June 4, 2009
Steven C. Jones	(Principal Financial Officer)

/s/ Jerome J. Dvonch	Director of Finance	June 4, 2009
Jerome J. Dvonch	(Principal Accounting Officer)

/s/Michael T. Dent, M.D.	Director	June 4, 2009
Michael T. Dent, M.D.

/s/ George G. O’Leary	Director	June 4, 2009
George G. O’Leary

/s/ Peter M. Peterson	Director	June 4, 2009
Peter M. Peterson

/s/William J. Robison	Director	June 4, 2009
William J. Robison

/s/ Marvin E. Jaffe	Director	June 4, 2009
Marvin E. Jaffe

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (1)

5.1	Opinion of Burton, Bartlett & Glogovac

23.1	Consent of Kingery & Crouse, P.A.

23.2	Consent of Burton, Bartlett & Glogovac (contained in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

(1) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2009.